Exhibit 5.1



                                January 31, 2002





Actel Corporation
955 East Arques Avenue
Sunnyvale, California  94086

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 31, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,857,905 shares of your Common Stock, par value $0.01 per share (the "Shares") reserved for issuance under the Actel Corporation 1986 Incentive Stock Option Plan, Actel Corporation 1993 Directors' Stock Option Plan, and the Actel Corporation 1995 Employee and Consultant Stock Plan. As legal counsel for Actel Corporation, a California corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                Very truly yours,

                                                WILSON SONSINI GOODRICH & ROSATI
                                                Professional Corporation